Exhibit 10.33

FIRST AMENDMENT

TO THE

VOLUME SUPPLY AGREEMENT

by and between

Avanex Corporation and Fabrinet

WHEREAS, Avanex Corporation, a Delaware corporation, having offices at 40919 Encyclopedia Circle, Fremont, CA 94538, on behalf of itself and its subsidiaries (“Avanex”) and Fabrinet, an exempted company formed under the laws of the Cayman Islands on behalf of itself and its subsidiaries (“Fabrinet”) are parties to a Volume Supply Agreement with an Effective Date of May 6, 2004, (the “Agreement”);

AND WHEREAS, the parties wish to amend the Agreement, effective April 1, 2008 (“Amendment Date”), to provide for the modification of certain terms of the original Agreement and for the addition of formalized IS Support Level Agreement to which the parties have been operating;

NOW, THEREFORE, the parties, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, hereby agree as follows:

I. Definitions. - The definitions used in this First Amendment shall be as specified in the Agreement where applicable, unless otherwise set out below.

II. Consigned Equipment and Purchased Equipment. - The parties agree that further clarification of the responsibilities with regard to Consigned Equipment, including property insurance coverage requirements for both Consigned and Purchased Equipment, will benefit the understanding between the parties. Therefore the parties agree that Section 6.1 of the Agreement is deleted in its entirety and replaced with the following modified Section 6.1:

6.1 Consignment Equipment and Consigned Inventory. Avanex will deliver to Fabrinet on consignment certain manufacturing equipment (“Consignment Equipment”) listed on Exhibit B, and other equipment as identified and agreed in writing by the parties, in addition Avanex will request Fabrinet to hold and manage Consigned Inventory. The Consignment Equipment and Inventory is, and will remain, the property of Avanex, will be subject to removal by Avanex [*], shall be kept separate from other materials or tools, shall be clearly recorded and identified as the property of Avanex, shall be [*] by Fabrinet [*] to Avanex, under a policy covering [*], by an insurer with an A- or higher as published in the latest AM Best Survey, or other carrier acceptable to Avanex. Any such policy shall cover the Consigned Equipment and Inventory on a [*] basis and shall be adjusted and settled [*] This policy shall designate Avanex as [*], and have a minimum policy limit of [*] US dollars ($[*]USD) and a maximum deductible of [*] US dollars ($[*]USD). All premiums, and any deductibles and/or retentions associated with such insurance, shall be solely theresponsibility of [*]. Within thirty (30) days after any policy renewal date, Fabrinet shall provide Avanex [*]. Fabrinet shall update values and detailed schedule of Consigned Equipment and Inventory each year and submitted to Avanex for approval. The Consigned Equipment and Inventory shall be located at Fabrinet Co. Ltd., a wholly owned Fabrinet subsidiary’s facility (“Subsidiary”) at 294 Moo 8, Vibhavadi Rangsit Rd. Kookot, Lumlookka, Patumthanee 12130 Thailand, or other location as agreed in writing by Avanex, and will be used exclusively by Fabrinet for the manufacture of Products at its Subsidiary’s manufacturing facilities. Fabrinet will [*]. Fabrinet will keep the Consignment Equipment [*], in good condition and repair, reasonable wear and tear excepted. For avoidance of doubt, Avanex’s liability, with regards to consigned Equipment’s wear and tear, is (i) to

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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deliver the Consigned Equipment to Fabrinet [*], as applicable, (ii) to be responsible for the cost of normal and customary repairs and [*], resulting from [*]; (iii) to be responsible for the cost of any Consigned Equipment required annual maintenance and [*], as per the equipment manufacturer’s operating instructions. Avanex shall not be liable for any [*] that result from [*] with regards to the Consigned Equipment. Fabrinet will maintain the Consignment Equipment at its’ Subsidiary’s facility. Fabrinet will not attempt to transfer or convey the Consignment Equipment to any third party. Fabrinet will return all Consignment Equipment to Avanex, at Avanex’s expense, immediately upon Avanex’s request.

The parties agree that Fabrinet shall provide [*], as set forth in Section 6.1 above, within thirty (30) days after the Amendment Date and thereafter, as stated, within thirty (30) days of any policy renewal date. Fabrinet agrees that it shall also include under this [*], including the same coverage limits, any New Equipment which Fabrinet purchases in accordance with Section 6.2 of the Agreement.

III. Orders. – The parties hereby agree that Section 10.2 shall be modified to [*] the binding commitment [*] of the Master Schedule [*]. Therefore, the second sentence of Section 10.2 shall be replaced with the following:

“The [*] of each Master Schedule shall represent a binding commitment by Avanex to order (“Committed Order”), and Avanex shall submit an Order for such amount with each Master Schedule.”

The balance of Section 10.2 shall remain unchanged.

IV. Inventory Management. - The parties hereby agree that Section 11.2 is deleted in its entirety and replaced with the following new Section 11.2. Additionally, the following agreement supersedes and replaces any previous agreements regarding the management of Safety Stock:

11.2	Supplier Managed Inventory. Fabrinet will maintain [*] of specified raw material components as mutually agreed upon by Avanex and Fabrinet in writing and not to exceed the dollar amount of [*] US dollars ($[*]USD). The dollar amount cap may be [*] provided [*]. Fabrinet will ensure that the [*] is consumed on a first-in-first-out basis, replenished in a timely fashion and will use its best efforts to maintain the required [*] at all times throughout any Term or Renewal Term of this Agreement. In order to facilitate Fabrinet’s management and tracking of the [*] requirements, Avanex will provide Fabrinet [*], and update the [*] requirements at least twice a quarter.

Fabrinet will agree to purchase the [*] material and [*]. Every [*] days, Fabrinet will invoice Avanex, against its open Purchase Order, for the then-current [*] and [*]. The payment terms for the [*] will be set at [*]. In the event Avanex cancels the [*] inventory requirement or this Agreement expires or is terminated for cause of Avanex in accordance with Section 18 (Term and Termination), Avanex will allow Fabrinet to invoice for the then-current [*] inventory upon the date of termination or cancellation. Payment of any such [*] inventory invoices as set forth herein shall be Avanex’s sole liability and Fabrinet’s exclusive remedy with regards to any aged, canceled or stranded (due to termination as set forth herein) [*] inventory.

V. Support. – The parties hereby agree to add the following new Section 15.4 to the Agreement to address the need for statistical process controls.

15.4 Statistical Process Control (SPC). During the Term, Fabrinet shall implement and maintain, [*], Statistical Process Controls (“SPC”) in accordance with industry standards to monitor key manufacturing process steps for Avanex Products. Data from the SPC process will be made available to Avanex upon

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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written request. This SPC activity is considered [*] and shall be subject to [*]. For avoidance of doubt, any investment in development software or hardware required to develop the SPC controls will be the responsibility of [*]. Any hardware required to support the manufacturing infrastructure specific to the [*] will be the responsibility of [*].

VI. Pricing. – The parties agree to add the following provision to the end of the pricing methodology section set forth in Exhibit C of the Agreement.

Discovery of Price errors: In the event either Avanex or Fabrinet discovers an error in the price of a Product, (being a current or a prior price), the affected party shall [*] and [*]. Upon mutual agreement of the parties as to [*], the parties agree any such [*] shall be remedied between the parties within [*] days by [*], unless otherwise mutually agreed. Any [*] must be made by [*] within [*] months of [*] and [*] shall be limited to [*], during the [*] month period [*].

VII. Repair Procedures. The parties wish to clarify the [*], which are requested outside of a Product Warranty Period and not due to an Epidemic Condition. Therefore the parties agree that Section 23.3 of the Agreement is deleted in its entirety and replaced with the following:

23.3 Administration of Repairs. When repair services are requested by Avanex for any Products within or beyond the Warranty Period, Fabrinet shall promptly provide a notice to Avanex with the name(s) and telephone number(s) of the individual(s) to be contacted concerning any questions that may arise concerning repair, and if required, specify any special packing material that may be necessary to provide adequate in-transit protection from transportation damage. Any Products repaired by Fabrinet shall have the repair completion date recorded on the packing list. So long as the Warranty Period has expired and the defect is not an Epidemic Condition attributable to a breach of Fabrinet’s warranty as provided in Paragraph 21.1, Fabrinet will provide to Avanex a quote with itemized cost and description of necessary repairs to be made to make the defective Products compliant to current Specifications. The parties agree that in no event shall any such quote have a repair services labor rate which exceeds the lesser of either: i) the [*] charged to Avanex [*], or ii) [*] US dollars per hour ($[*]USD)). All quotes are subject to approval by Avanex and notice will be sent to Supplier approving repair of material. Repairs during the Warranty Period or as part of a corrective action plan related to an Epidemic Condition shall be performed at [*]. Repaired Products shall be returned to Avanex, unless otherwise specified, with the repair order describing the repairs, which have been made.

VIII. Liability Insurance. The parties wish to broaden the scope of Section 34 of the Agreement to include requirements for Fabrinet to carry adequate insurance coverages for Employer’s Liability and General Liability Insurance as may be required by law or as agreed herein. Therefore, the parties agree to incorporate the following two new Sections into the Agreement as follows:

34.4 General Liability Insurance. During the Term of this Agreement, Fabrinet shall maintain, [*], Commercial General Liability Insurance, including but not limited to premises and operations, products and completed operations, broad form contractual liability, broad form property damage and personal injury liability with a minimum limit of [*] US dollars ($[*]USD) combined single limit per occurrence and in the aggregate, for claims of bodily injury, including death, and property damage that may arise from use of the Products or acts or omissions of Fabrinet under this Agreement. Each policy obtained by

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Fabrinet will [*] as [*]. Such insurance will apply as primary insurance and no other insurance will be called upon to contribute to a loss covered there under. Maintenance of such insurance and the performance by Fabrinet of its obligations under this Section 34 shall not relieve Fabrinet of liability under the indemnity provisions set fourth in this Agreement

Within [*] days after the Amendment Date, Fabrinet will furnish Avanex with a [*] as evidence of the required, paid-up coverages.

IX. IS Support Level Agreement. The parties hereby agree to incorporate, in its entirety, as Exhibit D to the Agreement, the IS Support Level Agreement attached hereto as Schedule A.

X. Entire Agreement. This First Amendment, including its Schedules, constitutes the entire agreement and understanding between the parties with respect to its subject matter, and supersedes all prior and contemporaneous agreements, commitments, understandings, undertakings and representations with respect to the same. Except as set forth in this Amendment, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the Amendment Date:

	Fabrinet (Cayman Islands)		Avanex Corporation

By:	/s/ David T. Mitchell	By:	/s/ Bradley A. Kolb
Name:	David T. Mitchell	Name:	Bradley A. Kolb
Title:	CEO	Title:	Senior Vice President Operations

Date:	3-31-08	Date:	4-6-08

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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SCHEDULE A of the First Amendment to the Volume Supply Agreement:

Exhibit D

IS SUPPORT LEVEL AGREEMENT

Purpose

The purpose of this Support Level Agreement (SLA) is to formalize an arrangement to deliver specific Infrastructure support services at Fabrinet Location(s) and to distribute Infrastructure support between Avanex and Fabrinet.

This document is intended to provide details of the provision of Infrastructure support covered and provided by [*] of [*]. This SLA will evolve over time as well as the introduction of new Infrastructure into the support portfolio.

Scope of Agreement

The following services are provided in order to Support Avanex Related Infrastructure at all Fabrinet Locations. Unless otherwise set forth herein, [*] as agreed herein.

Support Covered Under This Agreement

Following Tasks have been identified as “Key” Infrastructure support items and owner of each task is being defined for Each Task. The working procedures for all IS tasks at Fabrinet should be provided by Avanex in order to allow the supports at Fabrinet conform to Avanex standard.

Server Backup

Definition: All of AVANEX servers and need to be backed up according to the following specified schedules.

•	Monday to Saturday – [*]

•	Sunday – [*]

Actions:

•	Perform [*].

•	Change [*]

•	Store [*]

Ownership: Fabrinet IT department should [*] for a period of [*]. [*] Avanex IS Department will [*].

Create Images of Computers and Test Stations

Definition: All the computers and test stations that were provided by Avanex to Fabrinet are keys for production processes. Hence, images of the computers should be saved and stored in safe place. In case of system failures and disaster incidents, these images can be used to restore the systems quickly. In the following events Fabrinet should [*].

•	Whenever [*].

•	Whenever [*]

•	Once in every [*] months

Actions:

•	Take [*]

•	Every [*] months perform [*] and [*]

Ownership: Fabrinet maintenance should [*]. Avanex IS department should [*].

Anti Virus & Spy ware for PCs, Servers, test stations

Definition: Virus is a big threat to Avanex Production systems at Fabrinet location(s). Installation of Antivirus in all computers, Servers and test stations is required.

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Actions:

•	Install [*]

•	Make sure that [*].

Ownership:

•	Avanex will provide [*]

•	Avanex will perform [*] and Fabrinet will perform [*].

•	Fabrinet IT should [*]

•	Fabrinet maintenance should [*]

•	Avanex will monitor [*]

•	In case of [*], Fabrinet will [*].

Printer Installations

Definition: Printers are required for Avanex production in Avanex Production line. Avanex recognizes this and calculates “how many printers are needed to perform production”. With these calculations result, Avanex will [*]. If Contract manufacturer proposes [*], Avanex will [*] and [*].

Actions: Install [*].

Ownership: Fabrinet is responsible to [*].

Printer Maintenance

Definition: All the printers provided by Avanex to Fabrinet needs maintenance. In the ownership section more information is provided.

Actions: Maintain the printers

Ownership:

•	Fabrinet is responsible for [*].

•	Fabrinet is responsible for [*].

•	If there are [*], or [*], Avanex will provide [*]. During [*], Avanex will provide [*].

Mouse Device failures

Definition: Mouse is pointer device and it will help to operate a computer. Mouse is happened to be non-failure device and requires low maintenance cost.

Actions: If there are [*].

Ownership: Fabrinet is responsible for [*] and [*].

Key Board Failures

Definition: Keyboard is input device and it will help to operate a computer. Keyboard is happened to be non-failure device and requires low maintenance cost.

Actions: If there are [*].

Ownership: Fabrinet is responsible for [*] and [*].

Hard Disk Failures on PC

Definition: Hard disks on Avanex supplied computers needs maintenance. In case of failures, there is need of replacement of hard disk and restoring old images back to new hard drive.

Actions: Need to [*] and [*].

Ownership: Avanex will [*]. Fabrinet is responsible to [*]. Avanex will [*] and Avanex will [*].

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Server Down

Definition: Avanex [*]. These servers need regular maintenance. All the server-down activities should be attended with high priority and try to keep server availability to high.

Actions: Forecast [*].

Ownership: Fabrinet is responsible to [*] and [*]. Avanex will [*]. In case [*], Fabrinet should [*] and Avanex will [*].

Server and computer Failure

Definition: Avanex [*]. If these servers or computers fail, immediate attention is needed.

Actions: By using spare server, [*].

Ownership: Fabrinet is responsible to [*]. Avanex will [*]. If [*], Avanex will [*]. Avanex will [*] and [*]. Avanex has [*].

Database Down

Definition: Database is key element for production. Database needs to be maintained accordingly.

Actions: Database administrator should [*].

Ownership: Avanex will be responsible to [*].

CPU power Failure

Definition: CPU power supply module has 2 different power supplies. 110V and 220V. It is necessary to make sure the power supply is correct before plug the computer to power supply. In some cases, CPU power supply unit might fail.

Actions: In case of CPU power supply unit fails, [*].

Ownership: If [*], Fabrinet is responsible to [*]. If [*], Avanex will [*] and Fabrinet should [*]. Avanex has [*]. Avanex will [*].

Monitor doesn’t work

Definition: Monitor is the displaying component of computer. Monitors might need to be replaced and / or needs maintenance.

Actions: Needs to [*] or [*].

Ownership: If [*], Fabrinet should [*]. Avanex will [*] and Fabrinet should [*]. Avanex has [*].

Desktop Software Installation

Definition: Installation of software on computers is necessary.

Actions: Install the software

Ownership: Avanex will [*]. Fabrinet is responsible to [*].

Manufacturing applications

Definition: To perform production, [*].

Actions: Applications need to be reinstalled or installed.

Ownership: Avanex will [*] and Fabrinet is in responsible to [*].

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Network Card

Definition: Network card is internal device in PC to enable network communications.

Actions: In case of failures, network cords need to be replaced.

Ownership: Avanex will [*] and Fabrinet should [*]. Avanex has [*].

Connection failures

Definition: Computers need to be connected to network in all cases. Incase of connection failures immediate support is needed.

Actions: solve the connection problems

Ownership: Fabrinet is responsible to [*].

Network Cable

Definition: Network cable is a cable that connects computer to network port.

Actions: if needed provide network cable.

Ownership: Fabrinet is responsible to [*].

Power Cables

Definition: Power cable connects computer to power supply.

Actions: Need to supply power cable in case of new computer installations

Ownership: Avanex will [*]. In case of [*], Fabrinet is responsible to [*].

Serial Cables

Definition: Serial cable is a card that connects serial port of PC to an external device.

Actions: Need to supply serial cable in case of new computer installations (If needed)

Ownership: Avanex will [*]. In case of [*], Fabrinet is responsible to [*].

GPIB cards

Definition: GPIB card is internal device in PC to enable network communications and other communications to special test devices.

Actions: Need to supply GPIB card in case of new computer installations (If needed)

Ownership: Avanex will [*]. In case of [*], Avanex will [*] and Fabrinet should [*]. Avanex has [*].

Desktop or Test Station Moves

Definition: Some times it is necessary to move the desktop computers or test stations with in contract manufacturer’s location.

Actions: Some one [*].

Ownership: Fabrinet is responsible to [*].

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Hardware Upgrade

Definition: Some of hardware [*] needs upgrades to be done.

Actions: Forecast the upgrade and put the plan together to complete the upgrade, forecasts the downtime, performs the upgrade.

Ownership: Fabrinet [*]. Avanex will [*]. Avanex will [*] and Fabrinet should [*]. Avanex has [*].

Software Upgrade

Definition: Some of the software which are not the manufacturing software such as PDF program MS office [*] might need to be upgraded.

Actions: Forecast the upgrade, and put the plan together to complete the upgrade, forecasts the downtime, performs the upgrade.

Ownership: Avanex will [*] and [*]. Avanex will [*] and Fabrinet should [*].

Network Setup (Gateway, firewall, router)

Definition: Configuration of [*] should be [*].

Actions: Keep the documentation of network configuration and on going changes to existing network.

Ownership: If there are [*], Avanex and Fabrinet should [*]. At [*], Action items and owners of each task should [*]. To be [*], all the [*] by Avanex and [*].

Share drive Permissions

Definition: Permissions to all the share drives that were created [*] at [*] might need to be altered.

Actions: User requests needs to be evaluated and make sure to give right level access permissions should be granted.

Ownership: Avanex is responsible to [*]. All the requests should be [*] and [*].

UPS Maintenance

Definition: UPS system ensures to enable uninterrupted power supply to the servers and other hardware. UPS requires regular maintenance.

Actions: Forecast the maintenance and perform the maintenance

Ownership: All the UPS systems [*]. In case of [*], Fabrinet must [*]. Fabrinet is responsible to [*].

User Account Maintenance

Definition: User account maintenance is required for all the users that are connecting to Avanex network in Fabrinet location.

Actions: New User accounts, Modify user accounts, unlock the accounts, log all the requests.

Ownership: If [*], Fabrinet is responsible to [*]. If [*], Avanex is responsible to [*]. Depending on [*], Fabrinet and Avanex should be responsible to [*]. Avanex should [*].

New / Transfer Production

Definition: Information-related System for new product or transferred product.

Actions:

•	Procure / manage all computers, printers

•	Installation / reinstallation

Ownership:

•	Avanex IS will [*]

•	Fabrinet is responsible for [*]

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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